Exhibit 10.1

AMENDMENT NO. 1 TO

INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 1 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made effective as of June 15, 2023, by and between Swiftmerge Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, on December 17, 2021, the Company consummated an initial public offering (the “Offering”) of units of the Company, each of which is composed of one of the Company’s Class A Ordinary Shares, par value $0.0001 per share (“Ordinary Shares”), and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Ordinary Share;

WHEREAS, $202,000,000 of the gross proceeds of the Offering (including $7,000,000, of Underwriter’s Deferred Discount) and sale of the Private Placement Warrants (as defined in the Underwriting Agreement) were delivered to the Trustee to be deposited and held in the segregated Trust Account located in the United States for the benefit of the Company and the holders of Ordinary Shares included in the Units issued in the Offering pursuant to the investment management trust agreement made effective as of December 14, 2021, by and between the Company and the Trustee (the “Original Agreement”);

WHEREAS, on January 18, 2022, the Underwriter partially exercised its over-allotment option and purchased an additional 2,500,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $25,000,000; in connection with such partial exercise, Swiftmerge Holdings, LP, a Delaware limited partnership (“Sponsor”), forfeited 125,000 founder shares, and, simultaneously with such partial exercise, the Company sold an additional 750,000 Private Placement Warrants to Sponsor, generating gross proceeds to the Company of $750,000;

WHEREAS, on November 7, 2022, the Underwriter waived any entitlement to the Underwriter’s respective portion of the US $7,875,000 deferred underwriting fee under the Underwriting Agreement;

WHEREAS, the Company has sought the approval of the holders of its Ordinary Shares and holders of its Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), at an extraordinary general meeting (the “EGM”) to: (i) extend the date before which the Company must complete a business combination from June 17, 2023 to March 15, 2024 (the “Extension Amendment”) and (ii) extend the date on which the Trustee must liquidate the Trust Account if the Company has not completed its initial business combination from promptly after June 17, 2022 to promptly after March 15, 2024 (the “Trust Amendment”);

WHEREAS, holders of at least sixty-five percent (65%) of the then issued and outstanding Ordinary Shares and Class B Ordinary Shares who attended and voted at the EGM, voting together as a single class, approved the Extension Amendment and the Trust Amendment; and

WHEREAS, the parties desire to amend the Original Agreement to, among other things, reflect amendments to the Original Agreement contemplated by the Trust Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendments to Trust Agreement.

1.1. The following clause shall be deleted from the preamble in its entirety:

“WHEREAS, pursuant to the Underwriting Agreement, a portion of the Property equal to $7,000,000, or $8,050,000 if the Underwriter’s option to purchase additional units is exercised in full, is attributable to deferred underwriting discounts and commissions that will be payable by the Company to the Underwriter upon the consummation of the Business Combination (as defined below) (the “Deferred Discount”); and”

and replaced with:

“WHEREAS, the Company has received waiver from the Underwriter of any entitlement to the Underwriter’s respective portion of the US $7,875,000 deferred underwriting fee under the Underwriting Agreement;”

1.2. Section 1(c) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(c) In a timely manner, upon the written instruction of the Company, invest and reinvest the Property (x) in United States government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended (or any successor rule), which invest only in direct U.S. government treasury obligations, as determined by the Company or (y) in an interest bearing demand deposit account at a bank, as directed by the Company; the Trustee may not invest in any other securities or assets, it being understood that the Trust Account will earn no interest while account funds are uninvested awaiting the Company’s instructions hereunder; and while account balances are invested or uninvested, the Trustee may earn bank credits or other consideration;”

1.3. Section 1(e) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(e) [Reserved]”

1.4. Section 1(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after (x) receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), only as directed in the Termination Letter and the other documents referred to therein; or (y) upon March 15, 2024, if a Termination Letter has not been received by the Trustee prior to such date, in which case the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B and the Property in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses), shall be distributed to the Public Shareholders of record as of such date provided, however, that in the event the Trustee receives a Termination Letter in a form substantially similar to Exhibit B hereto, or if the Trustee begins to liquidate the Property because it has received no such Termination Letter by March 15, 2024 or such earlier date as is determined by our Board to be in the best interests of the Company, the Trustee shall keep the Trust Account open until twelve (12) months following the date the Property has been distributed to the Public Shareholders”.

1.5. Sections 2(e) and 2(f) of the Original Agreement are hereby amended and restated in their entirety as follows:

“(e) [Reserved]

(f) [Reserved]”

1.6. The below portions of Section 6(e) shall be deleted in their entirety:

“and

BofA Securities, Inc.

One Bryant Park

New York, NY 10036

Attn: Warren Fixmer

Email: warren.fixmer@bofa.com

and

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: Derek J. Dostal, Perdo J. Bermeo

Email:    derek.dostal@davispolk.com

pedro.bermeo@davispolk.com”

1.7. Section 6(i) of the Original Agreement is hereby amended and restated in its entirety as follows:

“(i) [Reserved]

2. Amendments to Exhibits. Effective as of the execution hereof, Exhibit A of the Original Agreement is hereby deleted and replaced in its entirety with Exhibit A hereto.

3. Miscellaneous Provisions.

3.1.

Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Trustee shall bind and inure to the benefit of their permitted respective successors and assigns.

3.2.

Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.3.	Applicable Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

3.4.	Counterparts. This Amendment may be executed in several original or facsimile counterparts, each of which shall constitute an original, and together shall constitute but one instrument.

3.5.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.

3.6.

Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

3.7.

Trust Account Waiver. The Trustee has no right of set-off or any right, title, interest or claim of any kind (“Claim”) to, or to any monies in, the Trust Account, and hereby irrevocably waives any Claim to, or to any monies in, the Trust Account that it may have now or in the future. In the event the Trustee has any Claim against the Company under this Agreement, including, without limitation, under Section 2(b) or Section 2(c) of the Original Agreement, the Trustee shall pursue such Claim solely against the Company and its assets outside the Trust Account and not against the Property or any monies in the Trust Account.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

Continental Stock Transfer & Trust Company, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

Swiftmerge Acquisition Corp.

By:	/s/ John S. Bremner
Name:	John Bremner
Title:	Chief Executive Officer

[Signature Page to Amendment to Investment Management Trust Agreement]

EXHIBIT A

[Letterhead of Company]

[Insert date]

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Francis Wolf & Celeste Gonzalez

Re: Trust Account—Termination Letter

Dear Mr. Wolf and Ms. Gonzalez:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Swiftmerge Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (“Trustee”), dated as of December 17, 2021, as amended from time to time (the “Trust Agreement”), this is to advise you that the Company has entered into an agreement with (the “Target Business”) to consummate a business combination with Target Business (the “Business Combination”) on or about [insert date]. The Company shall notify you at least seventy-two (72) hours in advance of the actual date (or such shorter time period as you may agree) of the consummation of the Business Combination (the “Consummation Date”). Capitalized terms used but not defined herein shall have the meanings set forth in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to commence to liquidate all of the assets of the Trust Account, and to transfer the proceeds into the trust operating account at J.P. Morgan Chase Bank, N.A to the effect that, on the Consummation Date, all of the funds held in the Trust Account will be immediately available for transfer to the account or accounts that the Company shall direct on the Consummation Date. It is acknowledged and agreed that while the funds are on deposit in said trust operating account at J.P. Morgan Chase Bank, N.A. awaiting distribution, the Company will not earn any interest or dividends.

On the Consummation Date (i) counsel for the Company shall deliver to you written notification that the Business Combination has been consummated, or will be consummated substantially concurrently with your transfer of funds to the accounts as directed by the Company (the “Notification”), and (ii) the Company shall deliver to you (a) a certificate of the Chief Executive Officer, Chief Financial Officer or other authorized officer of the Company, which verifies that the Business Combination has been approved by a vote of the Company’s shareholders, if a vote is held and (b) a written instruction signed by the Company with respect to the transfer of the funds held in the Trust Account (the “Instruction Letter”). You are hereby directed and authorized to transfer the funds held in the Trust Account immediately upon your receipt of the Notification and the Instruction Letter, in accordance with the terms of the Instruction Letter. In the event that certain deposits held in the Trust Account may not be liquidated by the Consummation Date without penalty, you will notify the Company in writing of the same and the Company shall direct you as to whether such funds should remain in the Trust Account and be distributed after the Consummation Date to the Company. Upon the distribution of all the funds, net of any payments necessary for reasonable unreimbursed expenses related to liquidating the Trust Account, your obligations under the Trust Agreement shall be terminated.

In the event that the Business Combination is not consummated on the Consummation Date described in the notice thereof and we have not notified you on or before the original Consummation Date of a new Consummation Date, then upon receipt by the Trustee of written instructions from the Company, the funds held in the Trust Account shall be reinvested as provided in Section 1(c) of the Trust Agreement on the business day immediately following the Consummation Date as set forth in such notice as soon thereafter as possible.

[Signature Page to follow]

A-1

Very truly yours,

Swiftmerge Acquisition Corp.

By:
Name:	John Bremner
Title:	Chief Executive Officer